Exhibit 10.61

OFFICE LEASE

between

WEST*MAC ASSOCIATES LIMITED PARTNERSHIP
Landlord

and

THE FEDERAL HOME LOAN MORTGAGE CORPORATION
Tenant

TABLE OF CONTENTS

OFFICE LEASE
BETWEEN
WEST*MAC ASSOCIATES LIMITED PARTNERSHIP
AND
THE FEDERAL HOME LOAN MORTGAGE CORPORATION

- i -

- ii -

OFFICE LEASE

THIS LEASE is made and entered into on this 22nd day of December, 1986, by and between West*Mac Associates Limited Partnership, a Virginia limited partnership, hereinafter called “Landlord”, and The Federal Home Loan Mortgage Corporation, a federally chartered corporation hereinafter called “Tenant”.

WITNESSETH, that for and in consideration of the rents, mutual covenants, and agreements hereinafter set forth, the parties hereto do hereby mutually agree as follows:

1.  DEMISED PREMISES; TENANT IMPROVEMENTS.

(A) Landlord does hereby lease to Tenant, and Tenant does hereby lease from Landlord, for the term and upon the conditions hereinafter provided, the building(s) located at the corner of Jones Branch Drive and International Drive in Tysons Corner, Virginia (hereinafter referred to as the “Building”), together with associated parking areas and the land legally described on Exhibit A attached hereto (the Building, parking areas and land being hereinafter referred to as the “Demised Premises”), subject to all easements, rights of way and encumbrances of record.

(B) Tenant shall be responsible for constructing all the improvements to be made to the Demised Premises in connection with Tenant’s use and occupancy of the Building. Prior to commencing any such improvements, Tenant shall, at its own expense, secure all necessary building permits and shall comply with all applicable statutes, ordinances, rules and regulations. All improvements made to the Demised Premises and any equipment installed therein (except for Tenant’s trade fixtures) shall immediately become the property of Landlord and shall remain attached to the Demised Premises upon the expiration or sooner termination of this Lease and shall not be removed by Tenant, provided, however, that Tenant at its election may remove any such improvements or equipment upon such expiration or termination, provided Tenant restores any damage caused by such removal and the Building is in compliance with applicable building codes after such removal. Tenant may alter or change the exterior of the Building or the exterior of any parking structures, provided, however, that Tenant shall be obligated to restore such exteriors to their original condition upon the expiration or sooner termination of this Lease. Notwithstanding the foregoing, Tenant shall not make any alteration or improvement and shall not remove any property which requires the consent of the holder of any mortgage or deed of trust on the Property without obtaining such consent.

2.  RENT

(A) The minimum annual rent (“Basic Annual Rent”) payable hereunder for the first year of the term of this Lease shall be determined in accordance with the following formula:

Total Cost of Building Shell for the Demised Premises (including land, but excluding 1.1 times construction period interest on land if drawn by the borrower)

×	Mortgage Constant (as defined in Landlord’s Amended and Restated Limited Partnership Agreement) on the Permanent Financing for the Demised Premises

×	1.1

Plus (+)

1.1 × Construction Period Interest on Land

×	Mortgage Constant on the Permanent Financing for the Demised Premises

=	Base Annual Rent

For purposes of calculating the “Total Cost of Building Shell” the definition of Building Shell set forth in Exhibit B attached hereto shall be used. Basic Annual Rent shall be payable monthly, in advance, in installments of one-twelfth of Basic Annual Rent, with the first such monthly installment being due and payable on the Lease Commencement Date (as hereinafter defined) and the remaining monthly installments being due and payable on the first day of each calendar month following the Lease Commencement Date. Notwithstanding the foregoing, if the Lease Commencement Date falls on a day other than the first day of a calendar month, then the first monthly installment of Basic Annual Rent, which shall cover the period from the Lease Commencement Date to the last day of the calendar month during which the Lease Commencement Date occurs, shall be adjusted on a per diem basis. Basic Annual Rent shall be adjusted each year following the first Lease year as provided in Paragraph 5 hereof. Any sums owing to Landlord from Tenant pursuant to the terms of this Lease other than Basic Annual Rent, including, but not limited to, Operating Expenses and Real Estate Taxes shall be additional rent and may hereinafter be referred to as “Additional Rent”.

(B) All monthly installments of Basic Annual Rent and Additional Rent shall be due and payable without notice or demand and shall not be subject to any deduction, set-off or counterclaim by Tenant. If Landlord shall at any time accept an installment of Basic Annual Rent after the same shall become due and payable, such acceptance shall not excuse a delay upon subsequent occasions, or constitute, or be construed as, a waiver of any of Landlord’s rights hereunder arising from such late payment.

(C) Tenant agrees to pay each installment of Basic Annual Rent and all Additional Rent as and when due. If Tenant shall fail to pay any such rent on the due date therefor and if such failure shall cause a late payment or default by Landlord under any mortgage or deed of trust secured by the Demised Premises and if Landlord’s mortgagee shall assess and collect any penalty, fee or increased interest in connection therewith, Tenant shall reimburse all such amounts to Landlord.

(D) It is the intent of Landlord and Tenant that this shall be a “triple net” lease and Landlord shall not have any obligation with respect to operating and capital expenses and costs, including, but not limited to, insurance and real estate taxes incurred in connection with the operation and maintenance of the Demised Premises, Tenant agreeing to bear sole responsibility for all such costs, expenses and taxes.

3.  TERM

(A) The term of this Lease shall be for a period of twenty (20) years, commencing on the Lease Commencement Date and terminating at 11:59 p.m. on the date (the “Expiration Date”) immediately preceding the twentieth annual anniversary of the Lease Commencement Date. Notwithstanding the foregoing, if the Lease Commencement Date falls on a date other than the first day of a calendar month, then the Expiration Date shall be extended to the last day of the calendar month following the twentieth anniversary of the Lease Commencement Date.

(B) For purposes of this Lease, the “Lease Commencement Date” shall be the first to occur of (i) Tenant’s actual occupancy of all or any portion of the Building, or (ii) six months after a final non-residential use permit for the shell of the Building is issued by the appropriate governmental authority.

(C) If Tenant shall occupy less than all of the usable space in the Building after the Lease Commencement Date determined in accordance with Section 3(B)(i) above, the Basic Annual Rent shall be adjusted to reflect the portion of the Building actually occupied by Tenant, provided that in all events the total Basic Annual Rent provided for in this Lease shall be due and payable commencing on the date determined in accordance with Section 3(B)(ii) above.

(D) From and after the date the Owner reasonably determines that the Demised Premises are ready for commencement of construction and installation of leasehold improvements, Tenant shall be entitled to enter the Demised Premises for the purpose of construction and installation of Tenant’s leasehold improvements. During said period, neither Tenant nor Tenant’s contractors shall interfere with work being performed at the Demised Premises by Landlord or Landlord’s contractor. Tenant shall be responsible for the cost of all utilities and scavenger service from and after the date the final non-residential use permit for the shell of the Building is issued by the appropriate governmental authority.

4.  USE

Tenant will use and occupy the Building solely for general office purposes and in accordance with applicable laws, ordinances and zoning regulations. The Building will not be used for any other purpose without the prior written consent of Landlord. Tenant will not use or occupy the Building for any unlawful purpose, and will comply with all present and future laws, ordinances, regulations, and orders of all governments, government agencies and any other public authority having jurisdiction over the Building.

5.  ADJUSTMENT OF BASIC ANNUAL RENT FOR COST OF LIVING INCREASES.

(A) Commencing on the first anniversary of the Lease Commencement Date and thereafter on each successive anniversary of the Lease Commencement Date (each such anniversary shall, for purposes of this Paragraph, be referred to as the “Adjustment Date”) for the first ten (10) years of the term hereof, on the Adjustment Date the Basic Annual Rent (and the monthly installments thereof) shall be increased by an amount determined as follows: Basic Annual Rent shall be multiplied by a fraction, the denominator of which shall be the CPI (as hereinafter defined) for the most recently published period ending prior to the Lease Commencement Date, and the numerator of which shall be the difference between the CPI for the most recently published period immediately prior to the Lease Commencement Date and the CPI for the most recently published period immediately prior to the applicable Adjustment Date, multiplied by thirty percent (30%); provided, however, that in no event shall the Basic Annual Rent increase more than three percent (3%) on any Adjustment Date. Such increased Basic Annual Rent shall be the Basic Annual Rent payable hereunder until again adjusted as provided herein. Written notice of the amount of the adjusted Basic Annual Rent and the monthly installments thereof shall be delivered to Tenant by Landlord, although the payment of such increased Basic Annual Rent shall not be contingent upon the delivery of such notice and such increase shall be self effectuating.

(B) For purposes of this Lease, the “CPI” shall be the Consumer Price Index for All Urban Consumers (CPI-U) — All Items (1967=100) for the Washington, D.C.-Md.-Va. metropolitan area prepared by the Bureau of Labor Statistics of the United States Department of Labor and published bi-monthly. If, during the term of this Lease, the CPI ceases to be published, then Landlord shall have the right to substitute another similar index generally recognized as authoritative by reconciling the base thereof with the base of the CPI. If the concept of the CPI is substantially changed but the index itself is retained with such substantial changes, Landlord shall have the right to make equitable adjustments in the published indices in order to fairly reflect what would have been future increases in the CPI had such substantial changes not been made.

(C) Commencing with the tenth anniversary of the Lease Commencement Date, the Basic Annual Rent shall be adjusted so as to be ninety percent (90%) of then effective market rent for similar class office buildings in Tysons Corner or comparable markets. Said effective market rent shall be determined by excluding from the actual market rents for such similar class office buildings any amounts attributable to brokerage or leasing commissions, rent abatement or free rent periods and other marketing factors. Basic Annual Rent shall be adjusted over the remaining ten years of the Lease in accordance with market adjustments for leases of similar duration in effect on the tenth anniversary of the Lease Commencement Date. The effective market rent for similar properties shall be determined by appraisers selected by the partners of Landlord in accordance with Section 5.4(7) of Landlord’s Amended and Restated Limited Partnership Agreement. In no event shall the Basic Annual Rent payable in the eleventh year of the Lease be less than the Basic Annual Rent payable during the immediately preceding year.

6.  ASSIGNMENT AND SUBLETTING

Tenant shall have the right, without the need for Landlord’s consent in any instance, to assign this Lease or sublet the Demised Premises or any portions thereof subject to this Lease and the terms and conditions hereof, on such terms and conditions as Tenant shall decide. In the event of an assignment of all or any portion of the Lease or a subletting of all or any portion of the Demised Premises, Tenant shall give Landlord notice of such assignment or subletting and Tenant shall remain fully liable for the obligations of Tenant under this Lease. Tenant will not mortgage or encumber this Lease.

7.  MAINTENANCE BY TENANT

Tenant shall keep the Demised Premises and the fixtures and equipment therein in clean, safe and sanitary condition, will take good care thereof, will suffer no waste or injury thereto, and shall at all times keep the Demised Premises in good order and repair including without limitation all necessary structural repairs and replacements. At the expiration or other termination of this Lease, Tenant shall surrender the Demised Premises broom clean and in the same order and condition in which it was upon completion of the tenant improvements, ordinary wear and tear accepted. Landlord shall have the right to enter upon the Demised Premises during regular business hours to ensure Tenant’s compliance with the terms and provisions of this Lease, and to cure any default by Tenant with regard to upkeep, maintenance and repair of the Demised Premises, and to exhibit the Demised Premises to prospective tenants during the last year of this Lease prior to the expiration of the term hereof or of any Extension Term (as hereinafter defined).

8.  OPERATING COSTS AND REAL ESTATE TAXES.

(a) Tenant shall, be responsible for all Operating Costs of the Demised Premises incurred in the operation, maintenance and repair of the Demised Premises. Tenant shall also be responsible for and shall pay directly to the appropriate taxing authority 100% of all Real Estate Taxes imposed against the Demised Premises. It is intended that Landlord shall have no obligation for Operating Costs or Real Estate Taxes in connection with the Demised Premises and the same shall be borne solely by the Tenant.

(b) The term “Operating Costs of the Demised Premises” is defined as any and all expenses incurred in connection with the operation, maintenance and repair (including structural repair and maintenance) of the Building and related exterior appurtenances, associated parking areas and land, including, but not limited to, utilities (whether they be electric, gas, telephone, water, sewer, and/or heat), char (cleaning) services, trash removal, landscaping, and repair and replacement costs, excluding only interest and amortization of mortgages and depreciation of the Building.

(c) The term “Real Estate Taxes” shall mean the total amount of all taxes and assessments, general and special, ordinary and extraordinary, foreseen and unforeseen, of every kind, character or description, now or hereafter assessed, levied or imposed upon the Demised Premises; together with any tax in the nature of a real estate tax or any tax on income if imposed in lieu of real estate taxes and assessments; any taxes and assessments which may hereafter be substituted for real estate taxes; and any taxes which may be imposed with respect to mortgage indebtedness on the Demised Premises. In the event that any business tax, rental tax or other taxes which are now or hereafter levied upon (i) Tenant’s use or occupancy of the Demised Premises, (ii) Tenant’s leasehold improvements, (iii) Tenant’s business at the Demised Premises, or (iv) Landlord by virtue of Tenant’s occupancy of the Demised Premises, are enacted, changed or altered so that any of such taxes are levied against Landlord, or in the event that the mode of collection of such taxes is changed so that Landlord is responsible for collection or payment of such taxes, any and all such taxes (and increases thereof) shall be included within the definition of Real Estate Taxes and Tenant shall pay the full amount of all of such taxes as provided in this Paragraph 8.

(d) Tenant shall provide Landlord with copies of paid receipts for Real Estate Taxes and the insurance required by Section 9 hereof, at least five (5) prior to the due date thereof or the expiration of any required policy of insurance, as the case may be.

9.	INSURANCE; DAMAGE TO THE BUILDING, THE DEMISED PREMISES, OR TENANT IMPROVEMENTS

(A) Tenant agrees, at its sole cost and expense, at all times during the term of this Lease to keep the Demised Premises insured against loss or damage by fire, lightning, windstorm, hail, explosion, aircraft, vehicles and smoke, in an amount as reasonably determined by Landlord, with a full replacement cost endorsement. Tenant shall carry such other insurance as Landlord’s mortgagee may reasonably require. Tenant agrees that Landlord shall be named as an additional insured on such insurance policy, and that Landlord’s mortgagee shall be named as mortgagee therein pursuant to a standard mortgagee clause, naming mortgagee as loss payee.

(B) Tenant agrees, at its sole cost and expense, to carry and keep in full force and effect at all times during the term of this Lease, a comprehensive general liability policy with single limit coverage of at least One Million Dollars ($1,000,000.00), including coverage for bodily injury, property damage and personal injury. Tenant agrees that Landlord and Landlord’s mortgagee shall be named as an additional insured on such insurance policy.

(C) Tenant shall be responsible for insuring all personal property and equipment of Tenant within the Demised Premises. All personal property of the Tenant, its employees, agents, business invitees, licensees, customers, clients, family members, guests or trespassers in and on the Demised Premises shall be and remain on the Demised Premises at Tenant’s sole risk, and Landlord shall not be liable to such persons for any damage to, or for loss of, such personal property.

(D) If the Demised Premises shall be damaged by fire or other casualty, Tenant, at Tenant’s expense, shall repair such damage. If the Demised Premises shall be damaged by fire or other casualty there shall be no abatement of Basic Annual Rent or Additional Rent by reason of such damage and Tenant shall continue to pay such rent during any repair or rebuilding of the Demised Premises. Landlord hereby assigns to Tenant all warranties from any contractors, subcontractors and material suppliers received by Landlord in connection with construction of the Demised Premises, including all warranties on all equipment installed in the Demised Premises and Landlord shall assist Tenant in pursuing such warranties in the event any warrantied item or work shall prove faulty or defective.

(E) All insurance policies required by the terms of Paragraph 9 to be carried by Tenant shall contain a provision to the effect that such policies cannot be cancelled or materially changed without at least thirty (30) days’ advance written notice to Landlord and Landlord’s mortgagee and shall be with companies approved by Landlord’s mortgagee. If Tenant fails to obtain any insurance it is required to obtain pursuant to this Lease after thirty (30) days’ notice, then Landlord may obtain such insurance, in which case the premium for such insurance shall be deemed additional rent due and payable from Tenant with the next regular installment of Basic Annual Rent.

10.  ALTERATIONS AND ADDITIONS

After completion of construction of Tenant’s initial improvements to the Demised Premises, Tenant will not make any alterations, additions or changes, in or to the Demised Premises without obtaining the prior written consent of Landlord. If Landlord’s consent is obtained, all work performed by Tenant must be done at Tenant’s sole cost and expense, in a good and workmanlike manner, by duly licensed contractors, in accordance with plans approved by Landlord and all applicable laws, ordinances, rules and regulations. In the event Landlord approves any alterations by Tenant, such work shall be commenced promptly, performed in accordance with the approved plans and specifications, and prosecuted diligently to completion. Any work performed by Tenant shall be subject to Landlord’s inspection and approval after completion to determine whether the same complies with the requirements of this Lease and the terms of Landlord’s approval.

11.  TENANT’S CONTRACTOR’S INSURANCE

Tenant shall require any contractor of Tenant performing work on the Building to carry and maintain, at no expense to Landlord the following insurance:

(1) comprehensive general liability insurance, including contractor’s liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement and contractor’s protective liability coverage, to afford protection with limits for each occurrence of not less than One Million Dollars ($1,000,000.00) with respect to personal injury or death, and One Million Dollars ($1,000,000.00) with respect to property damage, such limits to be increased from time to time to the customary limits or as required by Landlord; and

(2) worker’s compensation or similar insurance in form and amounts required by law.

12.  MECHANIC’S LIENS

If any mechanic’s lien is filed against the Land or the Building or any portion thereof, for work claimed to have been done for or materials claimed to have been furnished to Tenant, such mechanic’s lien shall be discharged by Tenant, at its sole cost and expense, within fifteen (15) days from the filing of such lien, by the payment thereof or by filing any bond required by law to satisfy such lien. If Tenant shall fail to discharge any such mechanic’s lien as aforesaid, Landlord may, at its option, discharge the same and treat the cost thereof as Additional Rent payable with the monthly installment of Annual Rent next becoming due; it being hereby expressly covenanted and agreed that such discharge of any mechanic’s lien by Landlord shall not be deemed to waive or release the default of Tenant in not discharging the same.

13.  SIGNS, ADVERTISEMENTS

Tenant shall have complete control over all signs on the Building (both interior and exterior) subject only to applicable laws, ordinances and regulations governing the same.

14.  DEFAULT OF TENANT

If (i) Tenant shall fail to pay in full any monthly installment of Annual Rent within ten (10) days after written notice of such failure from Landlord (or any Partner of Landlord), or (ii) Tenant shall vacate, abandon or otherwise not occupy the Building, or (iii) Tenant shall violate or fail to perform any of the other conditions, covenants or agreements herein made by Tenant and such violation or failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant (unless such violation is of a nature such that, in Landlord’s judgment, the passage of thirty (30) days would result in a material adverse effect to the Building or Landlord, in which event Landlord’s notice may specify a period of time shorter than thirty (30) days and there shall be no right to extension or postponement of such period), this Lease shall, at the option of Landlord, cease and terminate, any notice to quit or of Landlord’s intention to re-enter being hereby expressly waived, and Landlord may proceed to recover possession of the Building under and by virtue of the provisions of the laws of the State of Virginia or by such other proceedings, including re-entry and possession, as may be applicable. If Landlord elects to terminate this Lease, everything herein contained on the part of Landlord to be done and performed shall cease without prejudice to the right of Landlord to recover from Tenant all Annual Rent and other sums owing hereunder accrued up to the time of termination of this Lease or the recovery of possession of the Building by Landlord, whichever is later. Should this Lease be terminated prior to the Expiration Date by reason of Tenant’s default as hereinabove provided, or if Tenant shall abandon or vacate the Building before the Expiration Date, the Demised Premises may be relet by Landlord for such rent and upon such terms as Landlord may determine and, if the full Annual Rent and other sums owing hereunder shall not be realized by Landlord pursuant to such reletting, Tenant shall be liable for all damages sustained by Landlord, including, without limitation, deficiency in Annual Rent and other sums owing hereunder, reasonable attorneys’ fees, brokerage fees, and the expense of placing the Building in first class rentable condition. Any damage or loss of Annual Rent and other sums owing hereunder sustained by Landlord may be recovered by Landlord, at Landlord’s option, at the time of such reletting, or in separate actions, or, at Landlord’s option, may be deferred until the expiration of the term of this Lease, in which event Landlord’s cause of action against Tenant shall not be deemed to have accrued until the Expiration Date. The provisions contained in this Paragraph 14 shall be in addition to and shall not prevent the enforcement of any claim Landlord may have against Tenant for anticipatory breach of the unexpired term of this Lease.

15.  WAIVER

If under the provisions hereof Landlord shall institute proceedings and a compromise or settlement thereof shall be made, the same shall not constitute a waiver of any covenant herein contained nor of any of Landlord’s rights hereunder except as set forth in such compromise or settlement. No waiver by Landlord of any breach of any covenant, condition, or agreement herein contained shall operate as a waiver of any future breach of such covenant, condition or agreement. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Annual Rent then due shall be deemed to be other than on account of the earliest stipulated Annual Rent, nor shall any endorsement or statement on any check or letter accompanying a check for payment of Annual Rent be deemed an accord and satisfaction and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Annual Rent or to pursue any other remedy provided in this Lease. No re-entry by Landlord and no acceptance by Landlord of keys from Tenant shall be considered an acceptance of a surrender of this Lease.

16.  SUBORDINATION

(A) This Lease is subject and subordinate to the lien of any and all mortgages (which term “mortgages”, for purposes of this Lease, includes any security instrument securing financing upon the Demised Premises or any portion thereof) which may now or hereafter encumber or otherwise affect the Demised Premises and to all and any renewals, extensions, modifications, recastings or refinancings thereof. In confirmation of such subordination, Tenant shall, at Landlord’s request, promptly execute any requisite or appropriate certificate or other document. Tenant agrees that in the event that any proceedings are brought for the foreclosure of any such mortgage, Tenant shall attorn to the purchaser at such foreclosure sale, if requested to do so by such purchaser, and shall recognize such purchaser as the Landlord under this Lease, and Tenant waives the provisions of any statute or rule of law, now or hereafter in effect, which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event that any such foreclosure proceeding is prosecuted or completed.

(B) If the Demised Premises, or any part thereof is at any time subject to a mortgage and in connection with such mortgage, this Lease or the rentals under this Lease, are assigned to the mortgagee, trustee or beneficiary under such mortgage, and Tenant is given written notice thereof, including the post office address of such assignee, then Tenant shall not terminate this Lease for any default on the part of the Landlord without first giving written notice by certified or registered mail, return receipt requested, to such assignee specifying the default in reasonable detail, and affording such assignee a reasonable opportunity to cure such default of Landlord, at its election, for and on behalf of the Landlord.

17.  CONDEMNATION

If the whole or a substantial part of the Building shall be taken or condemned by any governmental authority for any public or quasi-public use or purpose, then the term of this Lease shall cease and terminate as of the date when title vests in such governmental authority, and Tenant shall have no claim against Landlord or the condemning authority for any portion of the amount that may be awarded as damages as a result of such taking or condemnation or for the value of any unexpired term of the Lease. Tenant may make a separate claim against the condemning authority for a separate award for the value of all improvement installed or constructed in the Building by Tenant and any of Tenant’s tangible personal property and trade fixtures or consequential damages as may be allowed by law, provided that the awards for such claims are made by the applicable adjudicatory body in addition to, and separate from, the award made by such adjudicatory body for the Land, Building or portions thereof so taken. If less than a substantial part of the Building is taken or condemned by any governmental authority for any public or quasi-public use or purpose, the monthly installments of Basic Annual Rent due hereunder shall be equitably adjusted on the date when title vests in such governmental authority and the Lease shall otherwise continue in full force and effect. For purposes of this Paragraph 17 a substantial part of the Building shall be considered to have been taken if more than fifty percent (50%) of the Building is unusable by Tenant.

18.  INDEMNIFICATION

Tenant hereby indemnifies and agrees to save harmless Landlord and any mortgagee of the Leased Premises from and against any and all claims expenses, losses, liabilities or obligations (including reasonable attorneys’ fees) which do not result from the gross negligence of Landlord or Landlord’s employees and which (i) arise from or in connection with the possession, use or control of the Demised Premises by Tenant or Tenant’s concessionaires, licensees, guests, customers, agents, employees, or trespassers, or (ii) arise from or in connection with the performance of, or the failure to perform, Tenant’s initial improvements or subsequent alterations in or to the Demised Premises, or (iii) arise from or are in connection with any act or omission of Tenant or Tenant’s agents, employees, invitees, licensees or customers, or (iv) result from any default, breach, violation or non-performance by Tenant of this Lease or of any provision hereof, or (v) result in injury to persons or property or loss of life sustained in, on or about the Demised Premises. Tenant shall, at its own cost and expense, defend any and all actions, suits and proceedings which may be brought against Landlord and/or any mortgagee of the Demised Premises with respect to the foregoing or in which they may be impleaded. Tenant shall pay, satisfy and discharge any and all judgments, orders and decrees which may be recovered against Landlord and/or any such mortgagee in connection with the foregoing.

19.  NO PARTNERSHIP

Nothing contained in this Lease shall be deemed or construed to create a partnership, or joint venture of or between Landlord and Tenant, or to create any other relationship between the parties hereto other than that of Landlord or Tenant.

20.  NO REPRESENTATIONS BY LANDLORD

Neither Landlord nor any agent or employee of Landlord has made any representations or promises with respect to the Building except as herein expressly set forth, and no rights, privileges, easements or licenses are required by Tenant except as herein set forth. Landlord represents that the Building will be constructed in a good and workmanlike manner.

21.  BROKERS

Landlord and Tenant represent and warrant to each other that it has not employed a broker in carrying on the negotiations relating to this Lease. Landlord shall indemnify and hold Tenant harmless, and Tenant shall indemnify and hold Landlord harmless, from and against any cost, liability or expense (including attorneys’ fees and disbursements) incurred as a result of the assertion(s) or claim(s) by any person, firm or entity for brokerage or other commissions, finder’s fees or any other compensation arising (i) from or out of any breach of the foregoing representations and warranties by Landlord or Tenant, whichever the case may be, and/or (ii) as a result of the acts of Tenant or any of its employees, agents or representatives.

22.  NOTICES

All notices or other communications hereunder shall be in writing and shall be deemed duly given if delivered in person or by certified or registered mail, return receipt requested, first-class, postage prepaid, (i) if to Landlord, at c/o The Federal Home Loan Mortgage Corporation, 1771 Business Center Drive, Reston, Virginia 22090, with a copy to Westpark Associates Limited Partnership, 1600 Anderson Road, McLean, Virginia 22102, Attention: Gerald T. Halpin, and (ii) if to Tenant, at the Building. The party to receive notices and the place notices are to be sent for either Landlord or Tenant may be changed by a party by giving notice to the other party in accordance with the provisions of this Paragraph 22.

23.  ESTOPPEL CERTIFICATES

Tenant agrees, at any time and from time to time, upon not less than five (5) days prior written notice by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the Lease is in full force and effect as modified and stating the modifications), (ii) stating the dates to which the Annual Rent and other charges hereunder have been paid by Tenant, (iii) stating whether Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease, and, if so, specifying each such default, (iv) stating the address to which notices to Tenant should be sent, and (v) stating that it has not paid any monthly installment of Annual Rent more than thirty (30) days in advance (or if it has paid any monthly installment of Annual Rent more than thirty (30) days in advance, specifying the amount of such advance) and (vi) that this Lease has not been amended (or if it has been amended, specifying the manner in which it has been amended). Any such statement delivered pursuant hereto may be relied upon by any owner of the Building, any prospective purchaser of the Building, any mortgagee or prospective mortgagee of the Building or of Landlord’s interest, or any prospective assignee of any mortgage encumbering the Building.

24.  HOLDING OVER

In the event that Tenant shall not immediately surrender the Demised Premises on the Expiration Date or any extension thereof, Tenant shall, by virtue of the provisions hereof, become a month-to-month Tenant at a monthly Basic Annual Rent equal to the then current market rent for similar properties, as Landlord shall determine, which said monthly tenancy shall commence with the first day after the expiration of the term of this Lease. The Tenant, as a month to month tenant, shall be subject to all of the conditions and covenants of this Lease as though the same had originally been a month to month tenancy. In the event of such month to month tenancy, Tenant shall give to Landlord at least thirty (30) days written notice of any intention to quit the Building, and Tenant shall be entitled to thirty (30) days written notice to quit the Building, except in the event of nonpayment of Basic Annual Rent in advance, in which event Tenant shall not be entitled to any notice to quit, the usual thirty (30) days notice to quit being hereby expressly waived. Notwithstanding the foregoing, if at any time either prior to the expiration date of this Lease or after Tenant shall become a month-to-month tenant, Landlord shall give Tenant written notice stating that Landlord has another potential tenant for the Demised Premises and naming said Tenant, and Tenant shall fail to quit the Demised Premises on the expiration date of this Lease or thirty (30) days after receipt of the notice, whichever is later, then Tenant shall be liable to Landlord for all damages resulting from Tenant’s failure to quit the Demised Premises as required.

25.  WARRANTIES AND COVENANTS OF LANDLORD AND TENANT

(A) Landlord covenants that it has the right to make this Lease for the term aforesaid, and that if Tenant shall pay the Annual Rent and perform all of the covenants, terms and conditions under this Lease to be performed by Tenant, Tenant shall, during the term hereby created, freely, peaceably and quietly occupy and enjoy the full possession of the Building without molestation or hindrance by Landlord or any party claiming through or under Landlord.

(B) Tenant covenants, represents and warrants that (i) Tenant is a federally chartered corporation, duly organized,

validly existing and in good standing; Tenant has all necessary power and authority and has obtained all necessary governmental approvals (if applicable) to enter into and perform all of its obligations under this Lease, (iii) neither the execution and delivery of this Lease will result in any violation of the terms of the Articles of Incorporation or bylaws, or other organizational or governing documents of Tenant.

26.  BANKRUPTCY OF TENANT

(A) The following shall be Events of Bankruptcy under this Lease:

(1) Tenant’s becoming insolvent, as that term is defined under the Bankruptcy Code, or under the insolvency laws of any state, district, commonwealth or territory of the United States (the “Insolvency Laws”);

(2) The appointment of a receiver or custodian for any or all of Tenant’s property or assets, or the institution of a foreclosure action upon any of Tenant’s real or personal property;

(3) The filing of a voluntary petition under the provisions of the Bankruptcy Code or Insolvency Laws;

(4) The filing of an involuntary petition against Tenant as the subject debtor under the Bankruptcy Code or Insolvency Laws, which either (i) is not dismissed within seventy-five (75) days of filing, or (ii) results in the issuance of an order for relief against the debtor; or

(5) Tenant’s making or consenting to an assignment for the benefit of creditors or a common law composition of creditors.

(B) (1) Upon occurrence of an Event of Bankruptcy, Landlord shall have all rights and remedies available to Landlord pursuant to Paragraph 15 hereof; provided that while a case in which Tenant is the subject debtor under the Bankruptcy Code is pending and only for so long as Tenant or its Trustee in Bankruptcy (hereinafter referred to as “Trustee”) is in compliance with the provisions of Paragraph 26(B)(2) and (3) below, Landlord shall not exercise its rights and remedies pursuant to Paragraph 15 hereof.

(2) In the event Tenant becomes the subject debtor in a case pending under the Bankruptcy Code, Landlord’s right to terminate this Lease pursuant to Paragraph 26(B)(1) shall be subject to the rights of Trustee to assume or assign this Lease. Trustee shall not have the right to assume or assign this Lease unless Trustee promptly (i) cures all defaults under this Lease, (ii) compensates Landlord for monetary damages incurred as a result of such defaults, and (iii) provides adequate assurance of future performance on the part of Tenant as debtor in possession or on the part of the assignee tenant.

(3) In the event Tenant is unable to (i) cure its defaults, (ii) reimburse the Landlord for its monetary damages, (iii) pay the Annual Rent due under this Lease and all other payments required of Tenant under this Lease on time (or within five (5) days of the due date) or (iv) meet the criteria and obligations imposed by Paragraph 26(B)(2) above, Tenant agrees in advance that it has not met its burden to provide adequate assurance of future performance, and this Lease may be terminated by Landlord in accordance with Paragraph 26(B)(1) above.

27.  GENDER

Feminine or neuter pronouns shall be substituted for those of the masculine form and the plural shall be substituted for the singular number in any place or places herein in which the context may require such substitution or substitutions.

28.  BENEFIT AND BURDEN

The provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and each of their respective representatives, successors and assigns.

29.  GOVERNING LAW

This Lease and the rights and obligations of Landlord and Tenant hereunder shall be governed by the laws of the Commonwealth of Virginia.

30.  RENEWAL OPTIONS

Subject to the provisions of this Paragraph, Tenant shall have the right to extend the initial term of this Lease on the same terms and conditions as provided in this Lease (except for Basic Annual Rent, as hereinbelow provided) for four (4) consecutive “Extension Terms” of five (5) years each commencing upon the expiration of the initial term of this Lease. The Basic Annual Rent for the Extension Terms shall be equal to ninety (90%) percent of the then effective market rent for similar class office buildings determined in the same manner and in accordance with the same terms and conditions as provided for in determining the Basic Annual Rent for the eleventh lease year in paragraph 5(C) above and shall escalate annually during each Extension Term in accordance with current market adjustments for leases of similar duration in effect on the commencement of the applicable Extension Term. In the event Tenant elects not to extend the term of this Lease, Tenant shall vacate the Demised Premises on the Expiration Date. Tenant shall give Landlord written notice of its intention, if any, to extend the term of this Lease at least one (1) year prior to the Expiration Date or the expiration date of the current Extension Term, as the case may be. Tenant’s right to extend the term of this Lease shall be subject to Tenant not being in default in the payment of rent and not otherwise being in default under this Lease (i) at the time Tenant exercises its option to extend and (ii) from the time Tenant exercises its option to extend until the date of commencement of the Extension Term in question.

IN WITNESS WHEREOF, Landlord and Tenant have hereunto affixed their hands and seals as of the date first above written.

LANDLORD:
WEST*MAC ASSOCIATES LIMITED PARTNERSHIP, a Virginia limited partnership

ATTEST:	By:	THE FEDERAL HOME LOAN MORTGAGE CORPORATION, a federally chartered corporation, General Partner

[Corporate Seal]		By: /s/ Leland Brendsel Name: Leland Brendsel Title: President

ATTEST:	By:	WEST*PARK MANAGEMENT COMPANY, a Virginia Corporation, General Partner

[Corporate Seal]		By: /s/ G. T. Halpin Name: G. T. Halpin Title: President

TENANT:
ATTEST:	THE FEDERAL HOME LOAN MORTGAGE CORPORATION, a federally chartered corporation

[Corporate Seal]	By: /s/ Leland Brendsel
Name: Leland Brendsel

Title: President

EXHIBIT A

BEGINNING AT A POINT on the northern right of way of JONES BRANCH DRIVE, ROUTE #5062, 100 feet wide, said point being N85°53’13”E 860.20 feet from the intersection of the northern right of way of JONES BRANCH DRIVE and the eastern right of way of SPRINGHILL ROAD, ROUTE #684, variable width.

THENCE from said point of beginning through the land of WESTPARK ASSOCIATES, N04°06’47”W 370.89 feet to a point on the southern right of way of DULLES AIRPORT ACCESS ROAD, variable width.

THENCE with said southern right of way of DULLES AIRPORT ACCESS ROAD the following courses and distances: N76°58’59”E 193.21 feet to a point; S89°44’26”E 225.50 feet to a point; N03°33’17”W 30.47 feet to a point; N86°51’35”E 541.33 feet to a point; S76°55’52”E 154.64 feet to a point; N13°30’08”E 45.06 feet to a point.

THENCE leaving said southern right of way of DULLES AIRPORT ACCESS ROAD and proceeding through the land of WESTPARK ASSOCIATES S03°08’05”E 595.81 feet to a point on the aforementioned northern right of way of JONES BRANCH DRIVE.

THENCE with said northern right of way of JONES BRANCH DRIVE the following courses and distances: N77°22’06”W 364.51 feet to a point; 610.32 feet along the arc of a curve to the left, having a radius of 2,109.71 feet, a chord of 488.77 feet, and a chord bearing of N84°01’13”W to a point; S85°53’13”W 157.75 feet to the point of beginning and containing 511,000 square feet of land or 11.7309 acres of land.

EXHIBIT B

“Building Shell” shall include the following items:

–	All Fire Rated Building Assemblies

–	Branch Panels with Risers to Main Distribution Panels plus Distribution to General Building Lighting except Fixtures, Fixture Wiring to Junction Boxes and Individual Light Switches

–	Public Toilets & Water Fountains, and Plumbing Fixtures

–	Complete Fire Protection System to Include but not Limited to Sprinklers, Standpipes, Automatic Fire Alarm & Annunciation

–	Telephone Conduit Riser System

–	Plumbing Risers (Sanitary, Hot and Cold Domestic Water, Vent)

–	Base Emergency Power and Light System Required by Code, Including Exit Signs

–	HVAC System to Include Air Handlers, Cooling Towers, Chillers, Exhaust Fans, Main Distribution Duct Work (Tapped and Capped) Pneumatic Air Line Mains, and All Required Vertical Ductwork and Shafts. HVAC System shall Include All Primary Equipment Control Wiring, Fire Dampers, Smoke Detectors and Smoke Removal Components if Applicable.

–	Exterior Doors/Frames/Hardware

–	Exterior Windows

–	Mechanical Housekeeping Pads and Supporting Structure

–	Site Lighting

–	Parking (Structured and Surface)

–	Site Utilities and Connections (Electric, Sanitary Sewer, Storm Sewer, Water, Gas and Telephone)

–	Site Preparation (Grading and Landscaping)

–	Exterior Enclosure (Walls/Roof)

–	All Work Required to Obtain Shell Certificate of Non-Residential Use (Shell Occupancy Permit)

For the purposes of clarification, although not meant as an exclusive list, the following items shall not be included in the definition of “Building Shell”, except that work required to obtain Shell Certificate of Non-Residential use (Shell Occupancy Permit) and that work installed with shell construction for the convenience of the Owner:

–	Interior Partitions

–	Interior Doors/Frames/Hardware

–	Access Flooring

–	Floor Finishes

–	Furniture (Movable and Built-in)

–	Audio-Visual Equipment and Connections

–	Food Service Equipment and Connections

–	Ceiling Finish

–	Office Light Fixtures, Installation and Connection to Lighting Grid and Light Switches

–	Power Outlets, Installations and Connection to Power Grid

–	Fire/Security/AIC Integrated CCMS System if Supplementary to Building Fire Protection System

–	Halon System if Supplementary to a Complete Building Fire Protection System

–	Blinds/Draperies/Window Coverings

–	PBX Equipment/Rough-ins

–	Plumbing Branch Piping from Risers (Sanitary, Hot and Cold Domestic Water, Vent)

–	VAV Boxes, Diffusers, Registers and Grills/Connections to Main Distribution Ductwork and Control Mains

–	Wall Finishes

–	Special Mechanical (Such as Computers)